Exhibit 99

Investor Contact: Jill Hennessey 216-222-9253 jill.hennessey@nationalcity.com	Media Contact: Kristen Baird Adams 216-222-8202 kristen.bairdadams@nationalcity.com
National City Completes Acquisition of MidAmerica Bancorp, Inc.
CLEVELAND, Sept. 4, 2007 — National City Corporation (NYSE: NCC) today announced the completion of its acquisition of MAF Bancorp (NASDAQ: MAFB), effective September 1, 2007. MAF Bancorp is the holding company for MidAmerica Bank, which operates 82 branch offices throughout Chicago and Milwaukee and surrounding areas.
“We’re excited to partner with MidAmerica. With a shared passion for doing what’s right for our customers and communities, we look forward to bringing National City’s broader mix of products and services and delivery channels to our expanded Chicagoland network and new Milwaukee market,” said Peter E. Raskind, chairman and chief executive officer of National City. “The acquisition of MidAmerica Bank aligns perfectly with the strategy we have articulated over the last several years. It accelerates our expansion in the attractive growth market of Chicago and marks our retail entry into Milwaukee.”
With completion of the transaction, MidAmerica customers will have access to a far more extensive banking network, including nearly 1,400 branches and nearly 2,200 ATMs in Ohio, Florida, Illinois, Indiana, Kentucky, Michigan, Missouri, Pennsylvania and Wisconsin. In Chicago and Milwaukee, that includes 123 and 24 branches, respectively, and 191 ATMs. Conversion of MidAmerica business systems to National City’s platform will be completed in the first quarter of 2008, at which time the company will begin offering National City’s full suite of products and services and operating under the National City name.
About National City
National City Corporation (NYSE: NCC), headquartered in Cleveland, Ohio, is one of the nation’s largest financial holding companies. The company operates through an extensive banking network primarily in Ohio, Florida, Illinois, Indiana, Kentucky, Michigan, Missouri and Pennsylvania, and also serves customers in selected markets nationally. Its core businesses include commercial and retail banking, mortgage financing and servicing, consumer finance and asset management. For more information about National City, visit the company’s Web site at www.NationalCity.com.
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